Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Jeffrey N. Boyer Executive Vice President - Chief Financial Officer (972) 409-1581

Christopher J. Holland Vice President — Finance (972) 409-1667

Michaels Stores, Inc. Reports Beneficial Ownership
By Charles Wyly And Sam Wyly Of Securities Held By Non-U.S. Trusts

IRVING, Texas — April 8, 2005 — Michaels Stores today reported that it has been informed by Charles J. Wyly, Jr. and Sam Wyly, who are, respectively, Chairman and Vice Chairman of the Board of Directors of the Company, that they have filed a report with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934 with respect to securities of the Company held by certain non-U.S. trusts and subsidiaries. The Company understands that Charles Wyly and Sam Wyly and certain of their family members are direct or contingent beneficiaries of certain of those trusts. According to this report, Charles Wyly and Sam Wyly may be deemed the beneficial owners in the aggregate as of March 31, 2005 of 10,868,352 shares of the Company’s common stock or 7.9% of the Company’s outstanding common stock. As a result of this filing by the Wylys, the Company will reflect the updated ownership position for the Wylys in its proxy statement for the 2005 annual meeting of stockholders.

      As of March 31, 2005, Charles Wyly may be deemed the beneficial owner under Securities and Exchange Commission Rule 13d-3 of 6,045,818 shares or 4.4% of the Company’s outstanding common stock, and Sam Wyly may be deemed the beneficial owner under Rule 13d-3 of 4,822,534 shares or 3.5% of such outstanding common stock. Under Rule 13d-3, a person has beneficial ownership of any securities as to which such person, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days, including by the exercise of options.

      Charles Wyly and Sam Wyly have not in the past included purchases and sales of the Company’s securities by the non-U.S. trusts and/or their corporate subsidiaries in reports filed by them with the Securities and Exchange Commission under Section 16 of the Securities Exchange Act and have informed the Company they will, therefore, file appropriate Section 16 reports with respect to such purchases and sales. Based on those reports, the Company will calculate whether there exists liability for “short-swing” profits under Section 16. Charles Wyly and Sam Wyly have each undertaken to pay to the Company the amount of any Section 16(b) liability.

      The Company said that it believes that “short-swing” profit reimbursements, if any, to the Company will have no effect on the Company’s previously reported consolidated statement of income and will not adversely affect the Company’s consolidated balance sheet.

      As previously reported on February 23, 2005, the Company received a grand jury subpoena from the District Attorney’s Office in the County of New York for documents and records in an inquiry relating to the beneficial ownership of securities of the Company that are held directly or indirectly by certain irrevocable non-U.S. trusts and securities transactions by these trusts. The Company is continuing to cooperate with the District Attorney’s office and the Securities and Exchange Commission, which has also opened an inquiry into this matter.

      Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of April 8, 2005, the Company owns and operates 853 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, eight Recollections stores, and four Star Wholesale operations.